Exhibit 99.1

FOR IMMEDIATE RELEASE

SulphCo Announces Successful Commercial Technology Evaluations

Houston, TX. October 14, 2010 (GLOBE NEWSWIRE) -- SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF), a technology company with a patented ultrasound process designed to desulfurize liquid petroleum streams, today provided an update on the progress of the commercial technology evaluations with a wholly-owned subsidiary of a domestic mid-stream energy company.

As reported in June, the two companies entered into an agreement (the “Validation Agreement”) under which SulphCo installed a mobile Sonocracking™ unit at a natural gas liquids (“NGL”) fractionation facility located in Mont Belvieu, Texas for the purpose of evaluating the commercial scale performance of SulphCo’s Sonocracking™ technology on certain natural gasoline streams produced at the facility.  The installation and operational commissioning of the Sonocracking™ unit began during the week of June 28, 2010 and was completed during the week ending August 27, 2010 with the two companies working together to jointly prepare the site at the Mont Belvieu facility.  During this period, SulphCo’s installation team, in conjunction with site engineers based at the Mont Belvieu facility, successfully installed the mobile Sonocracking™ unit and conducted commissioning tests to assure safe operations and equipment reliability.

Commercial scale validation tests began during the week of August 30, 2010.  The initial work involved a number of trials designed to define the operating parameters within which different operating variables such as additive levels and throughput rates could be optimized.  Over the course of the commercial scale validation phase, a variety of natural gasoline streams with starting sulfur levels ranging from less than 150 parts-per-million (“PPM”) to more than 400 PPM were treated successfully with resulting sulfur levels routinely coming in at the sulfur reduction target of less than 45 PPM and with volumetric throughput rates on a single processing line ranging from 1,000 barrels-per-day (“BPD”) to 3,000 BPD.  Five weeks of commercial scale validation trials culminated during the week ended October 1, 2010 with SulphCo conducting a continuous run of 42 hours on a single processing line with volumetric flow rates ranging from 1,500 BPD to 2,000 BPD and resulting sulfur levels consistently less than 45 PPM.

The two companies have jointly agreed that the results achieved during the commercial scale validation phase met or exceeded the performance parameters that were established in the Validation Agreement and have mutually agreed to move forward with negotiations on a definitive commercial agreement.  Although SulphCo and the facility operator have agreed to work toward a commercial agreement, there can be no guarantee that terms for a commercial agreement will be reached or that a commercial contract will be executed.

“We are pleased with the outcome of this commercial evaluation and its validation of SulphCo’s proprietary Sonocracking™ technology,” said Dr. Larry D. Ryan, SulphCo’s Chief Executive Officer.   “We are especially pleased that it met established performance parameters.  Reaching this important milestone will now allow us to focus on finalizing commercial negotiations, as well as begin to explore additional opportunities with the facility operator and others interested in applying our technology to NGLs and other liquid petroleum streams at Mont Belvieu and elsewhere.”

About SulphCo, Inc.

Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of liquid petroleum streams. The overall process is designed to "upgrade" the quality of liquid petroleum streams by modifying and reducing the sulfur and nitrogen content making those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

U.S. Investors & Media
Jeffrey R. Freedman Vice President of Corporate Development	SulphCo, Inc.	+1 713-896-9100